Exhibit 10.2

FIRST AMENDMENT dated as of this 31st day of October, 2006 (this “Amendment”) by and between FBO Air, Inc., a Nevada corporation (the “Company”), and Jeffrey M. Trenk (the “Executive”) to the Employment Agreement dated as of April 1, 2005 (the “Employment Agreement”) by and between the Company and the Executive.

RECITAL

WHEREAS, the Company and the Executive have heretofore executed and delivered the Employment Agreement and the parties hereto now each desire to terminate the Employment Agreement upon the terms and conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the agreements and commitments set forth in this Amendment, the parties hereto agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement.

2. The Employment Agreement is hereby terminated effective as of October 31, 2006 (the “Effective Date”) except as provided herein.

3. The Executive resigns as a director and the Executive Vice President for Business Development of the Company effective as of the Effective Date.

4. The Company shall, not later than ten Business Days after the date of this Amendment, pay to the Executive any Base Salary (including for any accrued vacation time) accrued and unpaid through the Effective Date and, upon presentation of appropriate documentation in accordance with the policies of the Company applicable to its executive officers, the Executive’s business-related expenses incurred through the Effective Date. The term “Business Day” shall mean any day other than Saturday, Sunday or any day on which commercial banks are closed in the City and State of New York.

5. The Company shall, not later than ten Business Days after the date of this Amendment, pay to the Executive $81,000, subject, as applicable, to normal withholding taxes and deductions. Upon payment of the amounts specified in Sections 4 and 5 of this Amendment, the Executive agrees that he has no further claims for monetary compensation from the Company (or any subsidiary thereof), whether for Base Salary, incentive bonus, vacation pay, severance pay or any other type of monetary compensation or reimbursement for expenses pursuant to the Employment Agreement or otherwise.

6. The Executive shall not sell or otherwise transfer any shares of the Common Stock, whether now owned or subsequently acquired through the exercise of a stock option, during the period commencing on the Effective Date and expiring on October 30, 2007; provided, however, that the prohibition in this Section 6 shall (a) cease, terminate and have no effect upon (i) a change in his marital status with Ruth Trenk or (ii) the sale by any director or executive officer of the Company of shares of the Common Stock and (b) not be applicable to any transfer pursuant to a legal commitment made by the Executive prior to the Effective Date.

7. The Executive shall comply with subsection 7(c) of the Employment Agreement relating to return of memoranda, notes, etc.; provided, however, that the Executive may keep the Company’s laptop computer which he has been using and may continue to use the Company’s office space in Scottsdale, Arizona until December 15, 2006.

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8. The Executive shall continue to comply with subsections (a), (b) and (f) of Section 7 of the Employment Agreement relating to no solicitation, confidentiality and cooperation, respectively, during the respective period specified in each such subsection and the Company shall compensate the Executive for his cooperation on a reasonable basis as provided in subsection (f). The Company hereby waives any requirement that the Executive continue to comply with subsection 7(d) of the Employment Agreement relating to no competition by the Executive during the Non-Competition Period and he may engage in any business, or own an equity interest in any entity, even if it would have been in violation of subsection 7(c) prior to this Amendment. Subsections (g) and (h) of Section 7 of the Employment Agreement shall continue in effect insofar as they relate to subsections (a) and (b) of Section 7 so long as such subsections (a) and (b) are applicable.

9. Section 8 of the Employment Agreement relating to indemnification of the Executive shall remain in effect until the expiration of any applicable statute of limitations.

10. Any notice to be delivered pursuant to this Amendment shall be delivered in accordance with subsection 9(d) of the Employment Agreement.

11. Subsections (b) and (h) of Section 9 of the Employment Agreement relating to severability of provisions and disputes, respectively, shall be applicable to this Amendment.

12. This Amendment, as was the Employment Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned.

FBO AIR, INC.

By:/s/ Ronald J. Ricciardi
Name: Ronald J. Ricciardi
Title: President and Chief Executive Officer

/s/ Jeffrey M. Trenk
Jeffrey M. Trenk

Each of the undersigned, being the wife of the Executive and her daughter, hereby agrees to comply with Section 6 of the foregoing Amendment with respect to her shares of the Common Stock as if she was the Executive so long as Section 6 shall be applicable to the Executive.

/s/ Ruth Trenk
Ruth Trenk

/s/ Jaime Levine
Jaime Levine

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